As filed with the Securities and Exchange Commission on November 15, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LINCOLN EDUCATIONAL SERVICES CORPORATION
(Exact name of Registrant as specified in its charter)

New Jersey	57-1150621
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 Executive Drive, Suite 340 West Orange, New Jersey 07052
(Address of Registrant’s principal executive offices)

LINCOLN EDUCATIONAL SERVICES CORPORATION 2006 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)

David F. Carney Chairman of the Board and Chief Executive Officer Lincoln Educational Services Corporation 200 Executive Drive, Suite 340 West Orange, New Jersey 07052 (973) 736-9340
(Name, address and telephone number of agent for service)

With copies of all communication to:
Rohan S. Weerasinghe, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-7179

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares of Common Stock of Lincoln Educational Services Corporation

2006 Employee Stock Purchase Plan	1,000,000	$13.12	$13,120,000	$1,403.84

(1)
This registration statement on Form S-8 (this “Registration Statement”) represents an aggregate of 1,000,000 shares of common stock, no par value per share (“Common Stock”) of Lincoln Educational Services Corporation (the “Registrant”) available for issuance under the Lincoln Educational Services Corporation 2006 Employee Stock Purchase Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Pursuant to Rules 457(c) and 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share as to the 1,000,000 shares of Common Stock of the Registrant registered with respect to future awards granted under the Plan is based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq National Market on November 14, 2006 and is estimated solely for the purpose of calculating the registration fee.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information. *

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* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference.

(a)	the Registrant’s annual report on Form 10-K for the period ended December 31, 2005 (filed on March 27, 2006);

(b)
the Registrant’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2006 (filed on May 15, 2006), June 30, 2006 (filed on August 11, 2006) and September 30, 2006 (filed on November 14, 2006);

(c)	the Registrant’s current reports on Form 8-K filed on January 6, 2006, February 28, 2006, April 4, 2006, May 4, 2006, May 26, 2006, August 3, 2006, October 2, 2006 and November 9, 2006; and

(d)
the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-123644), filed on June 21, 2005, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part thereof from the date of filing of such documents, other than any portion of a Current Report on Form 8-K that has been “furnished” under Items 2.02 and 7.01 of Form 8-K (and any related exhibits).

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Alexandra M. Luster, the Vice President, General Counsel and Corporate Secretary of the Registrant, has rendered the opinion that is included as Exhibit 5.1 to this Registration Statement. Ms. Luster currently holds options to purchase a total of 9,000 shares of the Registrant’s Common Stock.

Item 6.	Indemnification of Directors and Officers.

The New Jersey Business Corporation Act permits or requires indemnification of officers and directors in the event that certain statutory standards of conduct are met.

The Registrant’s certificate of incorporation and bylaws limits the liability of directors to the maximum extent permitted by New Jersey law. Specifically, a director will not be personally liable for monetary damages for breach of fiduciary duty as a director, except liability for: (i) any breach of their duty of loyalty to the Registrant or the Registrant’s stockholders; (ii) acts or omissions not in good faith or which involve a knowing violation of the law; or (iii) any transaction from which the director derived an improper personal benefit. The limitation of liability does not apply to liabilities arising under the Federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s bylaws provide that it will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties.

The Registrant’s bylaws also provide that it will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and it may advance expenses incurred by its employees or other agents in advance of the final disposition of any action or proceeding. The Registrant’s bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in his or her capacity as an officer, director, employee or other agent. The Registrant believes that these bylaw provisions and indemnification agreements are necessary to attract and retain the services of highly qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit Index.

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Registrant further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, then, unless in the opinion of our counsel the matter has been settled by controlling precedent, the Registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Lincoln Educational Services Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Orange, New Jersey, on November 15, 2006.

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ Cesar Ribeiro
Name:	Cesar Ribeiro
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cesar Ribeiro and David F. Carney as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the indicated capacities on November 15, 2006.

Name and Signature	Title

/s/ David F. Carney	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
David F. Carney

/s/ Cesar Ribeiro	Senior Vice-President, Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)
Cesar Ribeiro

/s/ Alexis P. Michas	Director
Alexis P. Michas

/s/ James J. Burke, Jr.	Director
James J. Burke, Jr.

/s/ Steven W. Hart	Director
Steven W. Hart

/s/ Jerry G. Rubenstein	Director
Jerry G. Rubenstein

/s/ Paul E. Glaske	Director
Paul E. Glaske

/s/ Peter S. Burgess	Director
Peter S. Burgess

/s/ J. Barry Morrow	Director
J. Barry Morrow

/s/ Celia Currin	Director
Celia Currin

EXHIBIT INDEX

Exhibit No.	Name of Exhibit

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 originally filed on March 29, 2005)

3.2
Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 originally filed on March 29, 2005 and Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 28, 2005)

4.1	Lincoln Educational Services Corporation 2006 Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed on April 24, 2006)

5.1*	Opinion of Alexandra M. Luster, Vice President, General Counsel and Corporate Secretary of the Registrant, regarding the legality of the securities offered hereby

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Alexandra M. Luster, Vice President, General Counsel and Corporate Secretary of the Registrant (included in Exhibit 5.1)

24.1*	Power of Attorney (included in Part II of the Registration Statement under the caption “Signatures”)

_______________________________
*	Filed herewith